Ex-99.d.1.ii

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

July 28, 2008

Optimum Fund Trust
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

      By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the “Manager”), agrees that in order to improve the performance of each series (each a “Fund”) of Optimum Fund Trust, the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs and non-routine expenses or costs, including but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings and liquidations (collectively, “Excluded Expenses”)) in an aggregate amount equal to the amount by which each Fund’s total operating expenses (excluding any Excluded Expenses) exceed the amounts described below for the period August 1, 2008 through July 31, 2009. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Fund’s Board and the Manager. Inverse floater program expenses include, but are not limited to, interest expense, remarketing fees, liquidity fees, and trustees’ fees from the Fund’s participation in inverse floater programs where it has transferred its own bonds to a trust that issues the inverse floaters.

Expense Limitation
Fund	(as a percentage of average daily net assets)
Optimum Fixed Income	0.89%
Optimum International	1.42%
Optimum Large Cap Growth	1.27%
Optimum Large Cap Value	1.19%
Optimum Small-Mid Cap Growth	1.55%
Optimum Small-Mid Cap Value	1.40%

      The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of
Delaware Management Business Trust

By:	/s/ Philip N. Russo
Name: Philip N. Russo
Title: Executive Vice President
Date: July 28, 2008

Your signature below acknowledges
acceptance of this Agreement:

Optimum Fund Trust

By:	/s/Theodore K. Smith
Name: Theodore K. Smith
Title: President & Chief Executive Officer
Date: July 28, 2008